Exhibit 99.1

Ligand Pharmaceuticals Announces First Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--May 5, 2010--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the first quarter of 2010 and provided an operating forecast and program updates.

“Ligand recorded a number of important achievements in the first quarter, beginning with the closing of the Metabasis acquisition in January, and continuing with milestone payments from Merck and more recently Roche under fully funded research partnerships. We continue to make progress with our internal programs as well, including the presentation of positive Phase I data from our SARM program. Looking forward, we believe our diversified product pipeline, productive partnership collaborations and strong spending discipline hold potential to deliver strong cash flow over the long-term,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals.

Financial Results

Total revenues from continuing operations for the three months ended March 31, 2010 were $6.0 million, compared with $9.5 million for the same period in 2009. The decline was primarily due to decreases in collaboration revenues and milestones earned.

Operating costs and expenses from continuing operations in the first quarter of 2010 were $10.4 million, compared with $17.3 million in the first quarter of 2009. Research and development expenses decreased by $3.1 million, primarily due to lower costs associated with clinical trials and lower headcount. General and administrative expenses decreased by $3.8 million, primarily due to reduced legal fees, lower facilities costs and lower headcount.

The net loss in the first quarter of 2010 was $2.8 million, or $0.02 per share, compared with a net loss of $5.1 million, or $0.05 per share, in the comparable 2009 quarter. The loss from continuing operations in the first quarter of 2010 was $3.0 million, or $0.02 per share, compared with a loss from continuing operations of $7.5 million, or $0.07 per share, in the comparable 2009 quarter. Income from discontinued operations in the first quarter of 2010 was $0.2 million, or $0.00 per share, compared with income from discontinued operations of $2.4 million, or $0.02 per share, in the comparable 2009 quarter.

As of March 31, 2010, Ligand had cash, cash equivalents, short-term investments and other current assets of $40.4 million. Cash outflows during the quarter ended March 31, 2010 included approximately $8 million of expected non-recurring payments related to the acquisitions of Neurogen and Metabasis, legal settlement payments and a termination payment related to a collaboration with Bristol-Myers Squibb.

2010 Operating Forecast

Affirming its previous 2010 revenue forecast, Ligand expects 2010 total revenue of approximately $30 million, including approximately $6.0 million of non-cash deferred revenue, consisting of royalty payments from King Pharmaceuticals for sales of AVINZA® and from GlaxoSmithKline (GSK) for sales of PROMACTA, revenue from collaboration agreements and potential milestone payments from existing corporate partners. For the remaining three quarters of 2010, the Company anticipates total operating costs will be approximately $25 million, including non-cash expenses of approximately $4 million.

Select Program Highlights and Outlook

The following is a summary of key programs, including status highlights and outlook for 2010.

Promacta – GlaxoSmithKline

  Revolade has been launched in a number of major markets such as Germany, Sweden and United Kingdom.

SERMs – Pfizer

  Conbriza launch in Europe is expected in the second half of 2010
  Viviant’s pending NDA is expected to receive an FDA advisory committee following a submission of a complete response by Pfizer
  Aprela NDA submission is expected in the second half of 2010

CXCR2 (SCH 527123) – Merck

  A Phase IIb chronic obstructive pulmonary disorder (COPD) trial in 500 patients was initiated in January 2010

CDK (SCH727965) – Merck, Phase II studies ongoing:

  Non-small cell lung cancer (NSCLC)
  Acute myelogenous leukemia (AML) and acute lymphoblastic leukemia (ALL)
  Mantle cell lymphoma (MCL) and B-cell chronic lymphocytic leukemia (B-CLL)

Hepatitis C (RG7348) – Roche

  A $6.5 million milestone payment was earned for progression into Phase I

SARM Program

  First-in-human Phase I single ascending dose data for LGD-4033 was presented at the 14th International Congress of Endocrinology in Kyoto, Japan in March
  Preclinical data on molecular pharmacology on LGD-4033 is scheduled to be presented at the 92nd Annual Meeting of the Endocrine Society in San Diego on June 19, 2010
  Completion and data for Phase Ib multiple ascending dose trial is targeted for the third quarter of 2010

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until June 4, 2010 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 349820. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

Ligand Analyst Day

Ligand will hold an Analyst Day event on June 24, 2010 in New York City. Ligand will announce full details regarding the event including program agenda by the end of May. Additional event details and webcast information will be posted closer to the event on Ligand’s investor Web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer's, inflammatory diseases, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world's largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Merck, Pfizer, Roche, Bristol-Myers Squibb, and Cephalon and more than 30 programs are in various stages of development by its partners.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties on AVINZA® from King Pharmaceuticals, PROMACTA® from GSK or any other partnered products or from research and development milestones, and we may not be able to timely or successfully advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2010, that Ligand will deliver strong cash flow over the long-term, that Ligand’s 2010 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2010 or later, or that there will be a market for such product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan or continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share data)

	Three Months Ended March 31,
	2010	2009

Revenues:
Royalties	1,962	2,730
Collaborative research and development and other revenues	3,996	6,740
	5,958	9,470

Operating costs and expenses:
Research and development	7,362	10,462
General and administrative	3,048	6,817
Total operating costs and expenses	10,410	17,279
Amortization of deferred gain on sale leaseback	(426)	(491)
Loss from operations	(4,026)	(7,318)
Other income (expense), net	1,311	(164)
Income tax expense	(274)	—
Loss from continuing operations	(2,989)	(7,482)
Discontinued operations, net of taxes	239	2,366
Net income (loss)	(2,750)	(5,116)
Basic and diluted per share amounts:
Loss from continuing operations	$(0.02)	$(0.07)
Discontinued operations	0.00	0.02
Net income (loss)	$(0.02)	$(0.05)
Weighted average number of common shares	117,457,241	113,118,073

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2010	December 31, 2009
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$39,056	$53,232
Accounts receivable, net	298	618
Other current assets	1,317	4,534
Current portion of co-promote termination asset	9,716	9,782
Total current assets	50,387	68,166

Restricted cash and investments	1,341	1,462
Property and equipment, net	7,772	8,522
Goodwill and other identifiable intangible assets	14,458	2,515
Long-term portion of co-promote termination asset	29,057	30,993
Other assets	30,605	30,149
	133,620	141,807

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	25,693	35,699
Current portion of deferred gain	1,702	1,702
Current portion of co-promote termination liability	9,716	9,782
Current portion of deferred revenue	4,323	4,989
Total current liabilities	41,434	52,172
Long-term portion of co-promote termination liability	29,057	30,993
Long-term portion of deferred revenue	2,546	3,495
Long-term portion of deferred gain	1,277	1,702
Other long-term liabilities	48,817	41,357
Total liabilities	123,131	129,719
Common stock subject to conditional redemption	8,344	8,344
Stockholders' equity	2,145	3,744
	$133,620	$141,807

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com